                                  CONFIDENTIAL


July 9, 2001

Mr. Charles F. Finn
President & Chief Executive Officer
Wayne Savings Bancshares, Inc.
151 North Market Street
Wooster, OH  44691-4809

Mr. Charles F. Finn
President & Chief Executive Officer
Wayne Savings Bankshares, M.H.C.
151 North Market Street
Wooster, OH  44691-4809

         Re:      "SECOND STEP" CONVERSION - SELLING AGENT SERVICES, PROXY
                    SOLICITATION & ADMINISTRATIVE SERVICES

Dear Mr. Finn:

Ryan, Beck & Co. ("Ryan, Beck") is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Ryan, Beck and Wayne Savings Bancshares, Inc. (the "Company") and Wayne Savings Bankshares, MHC (the "MHC") in connection with the proposed conversion and sale of the Common Stock of the Company held by Wayne Savings Bankshares, MHC.

1.       BACKGROUND ON RYAN, BECK

Ryan, Beck, Inc., was organized in 1946 and is one of the nation's leading investment bankers for financial institutions. The firm is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc., Securities Industry Association and a member of the Securities Investor Protection Corporation. Ryan, Beck's Financial Institutions Group, including corporate finance and research, represents one of the largest such groups devoted solely to financial institutions matters in the country. Moreover, Ryan, Beck is one of the largest market makers in bank and thrift stocks.

2.       SECOND STEP STOCK OFFERING

It is our understanding that the Company proposes to issue shares of common stock of the Company held by the MHC in a subscription offering with any remaining shares sold in a community offering (collectively the "Offering"). Shares sold in the Offering shall represent those shares representing the final independent appraisal times the adjusted majority

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Mr. Charles F. Finn
July 9, 2001
Page 2

ownership of the MHC. In connection therewith, the Company's Board of Directors will adopt a reorganization and stock issuance plan (the "Plan") whereby shares of Common Stock will be offered for sale in the Offering. Ryan, Beck proposes to act as financial advisor to the Company with respect to the Plan and selling agent with respect to the subscription and community offering. Specific terms of services shall be set forth in a definitive agency agreement (the "Definitive Agreement") between Ryan, Beck and the Company to be executed on the date the offering document is declared effective by the appropriate regulatory authorities. The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Ryan, Beck and the Company (and its successors). Ryan, Beck's willingness to execute a Definitive Agreement and conduct the Offering will be subject to its satisfaction, in its sole discretion and judgment, with a number of other factors, including but not limited to the following:

     i. there being no material adverse change in the condition or operation of the Company;
     ii. satisfactory disclosure of all relevant financial information in the disclosure documents and determination that the sale of the securities is reasonable given such disclosures;
     iii. the current financial position, earnings performance and future prospects of the Company;
     iv. receipt of a "comfort letter" from the Company's accountants containing no material exceptions; and
     v. the condition of the credit and equity markets and particularly as they relate to securities of financial institutions.

3.       SERVICES TO BE PROVIDED BY RYAN, BECK

a. ADVISORY SERVICES - Thorough planning is essential to a successful offering. Ryan, Beck serves as lead coordinator of the marketing and logistic efforts necessary to prepare for an offering. Our actions are intended to clearly define responsibilities and timetables, while avoiding costly surprises. We assume responsibility for the initial preparation of marketing materials--saving you time and legal expense. Moreover, as your investment banker, Ryan, Beck will evaluate the financial, marketing and regulatory issues involved in the Offering. Our specific responsibilities include:



     -    Review and advice with respect to the Plan;
     - Review and provide input with respect to the Business Plan to be prepared in connection with the Reorganization;
     - Participate in drafting the Prospectus and assist in obtaining all requisite regulatory approvals on terms most favorable to the Company;
     - Review and opine to the Board of Directors on the adequacy of the appraisal process;
     - Develop a marketing plan for the Offering including direct mail, advertising, community meetings and telephone solicitation;
     - Provide specifications and assistance in selecting data processing assistance, printer and other professionals;


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Mr. Charles F. Finn
July 9, 2001
Page 3

- Develop an operating plan for the Stock Sale Center (the "Center"); - Provide a list of equipment and supplies needed for the Center;
        - Draft marketing materials including letters, brochures, slide show script and advertisements; and - Assist in arranging market-makers for post-reorganization trading.

b. ADMINISTRATIVE SERVICES AND STOCK SALE CENTER MANAGEMENT - Ryan, Beck will manage all aspects of the Offering. A --------------------------------------------------------- successful
     Offering requires an enormous amount of attention to detail. Working knowledge and familiarity with the law and "lore" of bank regulators, Securities and Exchange Commission and National Association of Securities Dealers is essential. Ryan, Beck's experience in managing many thrift reorganizations and second step conversion offerings will minimize the burden on your management and disruption to normal banking business. At the same time, our legal, accounting and regulatory background ensures that details are attended to in a professional fashion. An Offering requires accurate and timely record keeping and reporting. Furthermore, customer inquiries must be handled professionally and accurately. The Center centralizes all data and work effort relating to the Offering.

     - Provide experienced on-site registered representatives to minimize disruption of day-to-day business;
     - Identify and organize space for the Center, the focal point of sales and proxy solicitation activity;
     - Administer the Center. All substantive stock and proxy related matters will be handled by employees of Ryan, Beck;
     -    Organize and implement all proxy solicitation efforts;
     - Prepare procedures for processing proxies, stock orders and cash, and for handling requests for information;
     - Ryan, Beck will outsource all reorganization agent/data processing/transfer agent function
     - Provide scripts, training and guidance for the telephone team in soliciting proxies and in the stock sales telemarketing effort;
     - Educate the Company's directors, officers and employees about the Reorganization and Offering, their roles and relevant securities laws;
     - Train branch managers and customer-contact employees on the proper response to stock purchase inquiries;
     - Train and supervise Center staff assisting with proxy and order processing;
     - Prepare daily sales reports for management and ensure funds received balance to such reports;
     - Coordinate functions with the data processing agent, printer, transfer agent, stock certificate printer and other professionals;
     - Design and implement procedures for handling IRA and other retirement plan orders; and
     - Provide post-offering subscriber assistance and management of the pro-ration process.

c. SECURITIES MARKETING SERVICES - Ryan, Beck uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, selling group formation. The sales approach is tailored to fit your specific situation. Our techniques are

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Mr. Charles F. Finn
July 9, 2001
Page 4

     designed to attract a stockholder base comprised largely of community-oriented individuals loyal to the Company.

     Our specific actions include:

     - Assign licensed registered representatives from our staff to work at the Center to solicit orders on behalf of the Company from eligible prospects who have been targeted as likely and desirable stockholders;
     - Assist management in developing a list of potential investors who are viewed as priority prospects;
     - Respond to inquiries concerning the Offering and investment opportunities;
     - Organize, coordinate and participate in community informational meetings. These meetings are intended to both relieve customer anxiety and attract potential investors. The meetings generate widespread publicity for the Offering while providing local exposure of the Company and promoting favorable stockholder relations;
     - Supervise and conduct a telemarketing campaign to identify prospects from among the Company's customer base;
     - Continually advise management on market conditions and the community's responsiveness to the Offering;
     - If appropriate and at the request of the Company, arrange a syndicated community Offering involving a selling group of selected broker-dealers acting on a "best efforts" basis to assist in selling stock during the Offering. In so doing, prepare broker "fact sheets" and arrange "road shows" for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering.
     - Coordinate efforts to maximize after-market support and Company sponsorship.

4.   COMPENSATION

a. For its services hereunder, the Company will pay to Ryan, Beck the following compensation in connection with the Reorganization and Offering.

     (1) An advisory and management fee of $50,000 in connection with the advisory, administrative and proxy solicitation services set forth in section 3.a. and 3.b. hereof (the "Management Fee"); the Management Fee shall be payable as follows: $25,000 upon signing this Agreement and $25,000 upon the initial filing of the Registration Statement.

     (2) A fee of one and one half percent (1.50%) of the dollar amount of the Common Stock sold in the Offering other than those shares sold pursuant to (3) below, provided that the aggregate fee under 4a (1) and 4a (2) shall not exceed $350,000. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons ("Insiders") and qualified and non-qualified employee benefit plans of the Company or the Insiders.

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Mr. Charles F. Finn
July 9, 2001
Page 5

     (3) For stock sold by a group of NASD member firms (which will include Ryan, Beck & Co.) pursuant to a syndicated community offering solely managed by Ryan, Beck (the "Selling Group"), a fee equal to one and one half percent (1.50%) which fee along with the fee payable directly by the Company to selected dealers shall not exceed seven percent (7.00%) in the aggregate. Ryan, Beck will not commence sales of the stock through members of the Selling Group without the specific prior approval of the Company.

     Such fees (less the amount of any advance payments) are to be paid to Ryan, Beck at the closing of the Offering. If, pursuant to a resolicitation undertaken by the Company, Ryan, Beck is required to provide significant additional services, or expend significant additional time, the parties shall mutually agree to the dollar amount of the additional compensation due.

b. If (i) the Plan is abandoned or terminated by the Company; (ii) the Offering is not consummated by June 30, 2002; (iii) Ryan, Beck terminates this relationship because there has been a material adverse change in the financial condition or operations of the Company since March 31, 2001; or
     (iv) immediately prior to commencement of the Offering, Ryan, Beck terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the disclosure documents or the existence of market conditions which might render the sale of the shares by the Company hereby contemplated inadvisable; Ryan, Beck shall not be entitled to the fees set forth above under subparagraph (a), but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to retain the Management Fee already paid.

5.      DOCUMENTS

The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Company's applications to banking and securities regulators and any related exhibits thereto. In this regard, the Company and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Company's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Company and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances. The Company agrees to make all such documents, records and other information deemed necessary by Ryan, Beck, or its counsel, available to them upon reasonable request. Ryan, Beck's counsel will prepare, subject to the approval of the Company's counsel, the Definitive Agreement. Ryan, Beck's counsel shall be selected by Ryan, Beck, subject to the approval of the Company.

6.      EXPENSES AND REIMBURSEMENT

The Company will bear all of its expenses in connection with the Reorganization and the Offering of its Common Stock including, but not limited to, the Company's attorney fees, NASD filing fees, "blue sky" legal fees, expenses for appraisal, auditing and accounting services, advertising expenses, printing

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Mr. Charles F. Finn
July 9, 2001
Page 6

expenses, "road show" expenses, syndicate related expenses, temporary personnel expenses and the preparation of stock certificates. In the event Ryan, Beck incurs such expenses on behalf of the Company, the Company shall pay or reimburse Ryan, Beck for such reasonable fees and expenses regardless of whether the Reorganization is successfully completed. Ryan, Beck will not incur any single expense of more than $2,000, pursuant to this paragraph without the prior approval of the Company.

The Company also agrees to reimburse Ryan, Beck for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Ryan, Beck in connection with the services contemplated hereunder. Ryan, Beck will not incur legal fees (including expenses of councel) in excess of $35,000 without the approval of the Company. Other out-of-pocket expenses directly incurred by Ryan, Beck will not exceed $25,000,exclutive of legal, without the approval of the Company. The parties acknowledge, however, that such caps may be increased by the mutual consent of the Company and Ryan, Beck in the event of any material delay in the Offering which would require an update of the financial information in tabular form contained in the Prospectus for a period later than June 30, 2001. Not later than two days before closing, we will provide you with a detailed accounting of all reimbursable expenses to be paid at closing.

7.      MARKET MAKING

Ryan, Beck agrees to use its best efforts to maintain a market and if necessary solicit other broker dealers to make a market in the Common Stock after the "Second Step Conversion".

8.      INFORMATION TO BE SUPPLIED; DOCUMENTS AND CONFIDENTIALITY

a. The Company and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Company applications to banking and securities regulators and any related exhibits thereto. In this regard, the Company and its counsel will prepare a prospectus and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Company's financial advisor, Ryan, Beck will in conjunction with counsel, conduct an examination of the relevant documents and records of the Company and will make such other reasonable investigation as deemed necessary and appropriate under the circumstances.

b. The Company acknowledges that all advice (written or oral) given by Ryan, Beck to the Company is intended solely for the benefit and use of the Company. Other than to the extent required to be reflected in Board and committee meeting minutes, no advice (written or oral) of Ryan, Beck hereunder shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner, or for any purpose, nor shall any public references to Ryan, Beck be made by the Company (or such persons), without the prior written consent of Ryan, Beck.

c. Ryan, Beck will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company

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Mr. Charles F. Finn
July 9, 2001
Page 7

     or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that Ryan, Beck is legally required to make disclosure of any of the Information, Ryan, Beck will give notice to the Company prior to such disclosure, to the extent that Ryan, Beck can practically do so. The foregoing paragraph shall not apply to information that:

                i. at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or Ryan, Beck or its affiliates conduct business, other than as a result of a breach by Ryan, Beck of its obligations under this Agreement;
                ii. prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, Ryan, Beck or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to Ryan, Beck or its affiliates other than from the Company;
                iii. at the time of disclosure by the Company or thereafter, is obtained by Ryan, Beck or any of its affiliates from a third party who Ryan, Beck reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or
                 iv. is independently developed by Ryan, Beck or its affiliates.

d. In connection with Ryan, Beck's activities on behalf of the Company, the Company will furnish Ryan, Beck with all financial and other information regarding the Company that Ryan, Beck reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the "Information"). The Company will provide Ryan, Beck with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants for the Company. The Company recognizes and agrees that Ryan, Beck:

                  i. will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information;

                  ii. does not assume responsibility for the accuracy of the Information or such other information; and

                  iii. will not make an appraisal of any assets or  liabilities owned or controlled by the Company or its market competitors.

e. Nothing in this Agreement shall be construed to limit the ability of Ryan, Beck or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationships with, entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company, or may have been identified by the Company as potential merger or acquisition targets or potential

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Mr. Charles F. Finn
July 9, 2001
Page 8

     candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

9.      BLUE SKY

To the extent required by applicable state law, Ryan, Beck and the Company will need to obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. Such work will be performed by the Company's counsel and the cost of such legal work and related filing fees will be paid by the Company. The Company will cause the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Ryan, Beck's participation therein and shall furnish Ryan, Beck a copy thereof addressed to Ryan, Beck or upon which such counsel shall state Ryan, Beck may rely.

10.     AVAILABILITY OF "STARS" PROGRAM

As an additional service to the Company, Ryan, Beck will make available for a period of 1 year following the completion of the Offering, advisory services through the Ryan, Beck Strategic Advisory Services ("STARS") program. The undersigned will serve as the senior relationship manager for this program. If the Company elects to avail itself of the STARS program, Ryan, Beck will meet with the Company at its request. Ryan, Beck also will provide opinions and recommendations, upon request, for the areas covered below:

         Valuation Analysis
         Merger and Acquisition Planning and Analysis
         Merger and Acquisition Trends
         Planning, Forecasting & Competitive Strategy
         Capital, Asset & Liability Structure & Management
         Stock Repurchase Programs
         Dividend Policy
         Dividend Reinvestment Programs
         Market Development and Sponsorship of Bank Securities
         Financial Disclosure
         Financial Relations
         Financial Reports
         Branch Sales and Purchases
         Stock Benefit Plan Analysis and Advisory
         Stockholder & Investor Relations Presentations & Programs Fairness Opinions

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Mr. Charles F. Finn
July 9, 2001
Page 9

         Scanning of Potential Acquisition Candidates
           Based on Published Statement Information
             (This screening does not extend to any in-depth merger and acquisition analyses or studies which are available under Ryan, Beck's normal fee schedule, and does not include retention of Ryan, Beck by the Company for any specific merger/acquisition situation.)
If the Company elects to utilize the STARS program Ryan, Beck will waive the regular retainer fee and hourly charges for this program for the first year. The Company also will reimburse Ryan, Beck's reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. Ryan, Beck will not incur any single expense in excess of $2,000 pursuant to this paragraph without the prior approval of the Company.

If negotiations for a transaction conducted during the term of the STARS Advisory Agreement described above result in the execution of a definitive agreement and/or consummation of a transaction for which Ryan, Beck customarily would be entitled to a fee for its advisory or other investment banking services, Ryan, Beck shall receive a contingent advisory fee ("Advisory Fee") in accordance with the terms of a separate engagement letter with respect to such transaction.

11.     INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Company also agrees to defend, indemnify and hold harmless Ryan, Beck and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorneys' fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Ryan, Beck's own bad faith, willful misconduct or gross negligence.

12.     CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the Prospectus, all information given to Ryan, Beck by the Company, unless publicly available or otherwise available to Ryan, Beck without restriction to breach of any confidentiality agreement ("Confidential Information"), will be held by Ryan, Beck in confidence and will not be disclosed to anyone other than Ryan, Beck's agents without the Company's prior approval or used for any purpose other than those referred to in this engagement letter. Upon any termination of its engagement, Ryan, Beck shall promptly deliver to the Company all materials specifically produced for it and will return to the Company all Confidential Information provided to Ryan, Beck during the course of its engagement hereunder.

13.     NASD MATTERS

Ryan, Beck has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers ("NASD") in connection with the Reorganization. The

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Mr. Charles F. Finn
July 9, 2001
Page 10

Company agrees to cooperate with Ryan, Beck and provide such information as may be necessary for Ryan, Beck to comply with all NASD requirements applicable to it in connection with its participation as contemplated herein in the Reorganization. Ryan, Beck is and will remain through completion of the Reorganization a member in a good standing of the NASD and will comply with all applicable NASD requirements.

14.     OBLIGATIONS

(a) Except as set forth below, this engagement letter is merely a statement of intent. While Ryan, Beck and the Company agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Reorganization, any legal obligations between Ryan, Beck and the Company shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 6 regarding reimbursement for certain expenses;
     (iii) those set forth in paragraph 11 regarding indemnification; (iv) those set forth in paragraph 12 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

(b) The obligation of Ryan, Beck to enter into the Definitive Agreement shall be subject to there being, in Ryan, Beck's opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Company; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Company hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then prevailing market conditions.

15.   INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

         The Company acknowledges and agrees that it is a sophisticated business enterprise and that Ryan, Beck has been retained pursuant to this Agreement to act as financial advisor to the Company solely with respect to the matters set forth herein. In such capacity, Ryan, Beck shall act as an independent contractor, and any duties of Ryan, Beck arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to the Company. Each party disclaims any intention to impose any fiduciary duty on the other.

16.  GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute hereunder shall be brought in a court in the State of Florida.

17.   WAIVER OF TRIAL BY JURY

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Mr. Charles F. Finn
July 9, 2001
Page 11

         EACH OF RYAN, BECK AND THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you.

RYAN, BECK & CO., INC.


BY:     /s/ Ben A. Plotkin
        ------------------------------------------------------
        Ben A. Plotkin, Chairman & Chief Executive Officer

Accepted and Agreed to This          Day of July, 2001
                            --------

WAYNE SAVINGS BANCSHARES, INC.


BY:     /s/ Charles F. Finn
        ------------------------------------------------------------------------
        Charles F. Finn, President & Chief Executive Officer

WAYNE SAVINGS BANKSHARES, MHC


BY:     /s/ Charles F. Finn
        ------------------------------------------------------------------------
        Charles F. Finn, President & Chief Executive Officer

Cc: Kenneth R. Lehman